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                                                                    EXHIBIT 99.3

                                 CHARTER OF THE
                       GOVERNANCE AND NOMINATING COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF
                        LUMINENT MORTGAGE CAPITAL, INC.,
                             A MARYLAND CORPORATION

             (Adopted by the Board of Directors as of June 4, 2003)

1. Purpose. The Governance and Nominating Committee (the "Committee") is appointed by the Board of Directors (the "Board of Directors") of Luminent Mortgage Capital, Inc. (the "Company") to (a) develop and monitor corporate governance best practices for the Board of Directors; (b) assist the Board of Directors in identifying individuals qualified to become members of the Board of Directors and members of the Board of Directors' various committees, (c) select the director nominees for each annual meeting of stockholders and the committee nominees; and (d) take such other actions within the scope of this Charter as the Committee deems necessary or appropriate.

2. Membership. The Committee will be comprised of three or more directors. All members of the Committee will be independent directors (as determined by the Board of Directors) to the extent required by the rules of the New York Stock Exchange, the Nasdaq National Market or any other exchange or market upon which the Company's shares are listed or quoted, and any applicable law. The members of the Committee will be appointed by and serve at the discretion of the Board of Directors.

3. Specific Responsibilities and Duties. The Board of Directors delegates to the Committee the express authority to:

     (a) Board Policies and Processes. Develop and recommend to the Board of Directors, policies and processes designed to provide for effective and efficient governance, including but not limited to: policies for evaluation of the Board of Directors and the chairperson; election and reelection of Board members; Board orientation and education; and succession planning for the Board chairperson and other Board members.

     (b) Board Education. Plan Board education, including new member orientation.

     (c) Board Goals and Expectations. Prepare an initial draft of annual Board goals and objectives for the Board of Directors' review and approval. Periodically review and recommend to the full Board of Directors a description of expectations for Board members and the Board chairperson.

     (d) Composition of the Board of Directors. Evaluate the size and composition of the Board of Directors, develop criteria for membership on the Board of Directors, and evaluate the independence of existing and prospective directors.

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     (e)  Candidates. Seek and evaluate qualified individuals to become directors.

     (f) Committees. Evaluate the nature, structure and composition of other committees of the Board of Directors.

     (g) Annual Review. Take such steps as the Committee deems necessary or appropriate with respect to assessments of the performance of the Board of Directors, each other committee of the Board of Directors, and itself.

     (h) Review Charter. Review and reassess the adequacy of this Charter and make recommendations for changes to the full Board of Directors.

     (i) Other Actions. Take such other actions as may be requested or required by the Board of Directors from time to time.

     (j) Recommendations; Reports. Make recommendations and report to the Board of Directors and other committees of the Board of Directors with respect to any of the foregoing matters.

4. Search Firm. The Board of Directors delegates to the Committee the express authority to decide whether to retain a search firm to assist the Committee in identifying, screening and attracting director candidates. If the Committee decides in its discretion to retain such a firm, the Board of Directors delegates to the Committee the sole authority to retain and terminate any such firm and to approve the search firm's fees and other retention terms.

5. Meetings. The Committee will meet with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee can be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated to each member prior to the meeting date. Unless the Committee or the Board of Directors adopts other procedures, the provisions of the Company's Bylaws applicable to meetings of the Board of Directors will govern meetings of the Committee.

6. Minutes. Minutes of each meeting will be taken and kept in the Company's minute book. The Committee will report to the Board of Directors regularly or whenever requested to do so by the Board of Directors.

7. Subcommittees. The Committee has the power to appoint subcommittees, but no subcommittee will have any final decision making authority on behalf of Board of Directors.

8.   Reliance; Experts; Cooperation.

     (a) Retention of Counsel and Advisors. The Committee has the power, in its discretion, to retain at the Company's expense such counsel, advisors and experts as it deems necessary or appropriate to carry out its duties.

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     (b)  Reliance Permitted. The Committee may act in reliance on management, the Company's independent public accountants, internal auditors, and advisors and experts, as it deems necessary or appropriate to enable it to carry out its duties.

     (c) Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

     (d) Required Participation of Employees. The Committee shall have unrestricted access to the Company's employees, independent public accountants, internal auditors, and internal and outside counsel, and may require any employee of the Company or representative of the Company's outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of the Committee or representative of the Committee's counsel, advisors or experts.

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